NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Mark S. Zelermyer
July 29, 2015	617-292-9750
mark.zelermyer@fhlbboston.com

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES
SECOND QUARTER 2015 RESULTS AND DECLARES DIVIDEND

BOSTON - The Federal Home Loan Bank of Boston announced its preliminary, unaudited second quarter results for 2015, reporting record quarterly net income of $149.6 million, which was bolstered by litigation settlement income of $134.7 million, compared with net income of $31.3 million for the second quarter of 2014. The Bank expects to file its quarterly report with the Securities and Exchange Commission on Form 10-Q for the quarter ending June 30, 2015, next month.

The Bank's board of directors also declared a dividend equal to an annual yield of 3.28 percent, the approximate daily average three-month LIBOR yield for the second quarter of 2015 plus 300 basis points. The dividend, based on average stock outstanding for the second quarter of 2015, will be paid on August 4, 2015. The board expects to declare cash dividends at a spread over three-month LIBOR of this level prospectively, though a quarterly loss or a significant, adverse event or trend could cause the dividend to be altered or suspended.

“Based on the continued strengthening of the financial condition of the Bank, we are pleased to announce that the board increased the dividend payout formula from 150 to 300 basis points over the approximate daily average three-month LIBOR yield for the quarter,” said President and CEO Edward A. Hjerpe III. “This dividend rate reflects a strong return on our members’ investment in the Bank, in addition to the value they receive through our low cost and easy to use advances and other credit products that in turn support the communities they serve."

In addition, the board of directors authorized management to implement an Excess Stock Management Program. Under the new program, management has the discretion to maintain excess stock within a range defined by the board and may, from time to time, unilaterally repurchase excess shares from shareholders on a pro rata basis. The board established the initial excess stock range at between zero and $200 million. As of June 30, 2015, the Bank's shareholders held $405.5 million of Class B stock in excess of their Total Stock Investment Requirement. We expect that the next excess stock repurchase transaction will occur in mid- to late-September. Shareholders will receive details on the repurchase process by early September.

Second Quarter 2015 Operating Highlights

Net income for the quarter ending June 30, 2015, was $149.6 million, compared with net income of $31.3 million for the same period in 2014, the result of an increase of $134.5 million in litigation settlement income and an increase of $6.1 million in net interest income. These results led to a $16.7 million contribution to the Bank's Affordable Housing Program for the quarter. The increases to net income were partially offset by a $4.8 million increase in compensation and benefits expense and an increase of $4.6 million in unrealized losses on trading securities.

Net interest income for the quarter ending June 30, 2015, was $56.2 million, compared with $50.1 million for the same period in 2014. The $6.1 million increase in net interest income was primarily due to an increase in average earning assets of $1.2 billion, from $52.6 billion for 2014 to $53.8 billion for 2015 driven by a $1.4 billion increase in average advances balances. The increase in average earning assets contributed approximately $6.1 million of additional net interest income during the period.

Additionally, $9.8 million of the second quarter 2015 interest income represented the accretion of discount from securities that were other-than-temporarily impaired in prior quarters, but for which a significant improvement in projected cash flows(1) has subsequently been recognized. This represents an increase of $1.2 million from $8.6 million recorded in the second quarter of 2014.

Net interest spread was 0.38 percent for the quarter ended June 30, 2015, a five basis point increase from the same period in 2014, and net interest margin was 0.42 percent, a four basis point increase from the same period in 2014. The increase in net interest spread reflects a two basis point increase in the average yield on earning assets resulting from the increased accretion of significant improvement in projected cash flows described above and a three basis point decrease in the average yield on interest-bearing liabilities due to favorable funding costs experienced during the period.

June 30, 2015 Balance-Sheet Highlights

Total assets increased $1.3 billion, or 2.4 percent, to $56.4 billion at June 30, 2015, up from $55.1 billion at year-end 2014. During the six months ended June 30, 2015, advances increased $623.4 million, or 1.9 percent, to $34.1 billion, compared with $33.5 billion at year-end 2014. The increase in advances was concentrated primarily in long-term advances.

Total investments were $17.8 billion at June 30, 2015, an increase of $888.7 million, or 5.3 percent, compared with $16.9 billion at December 31, 2014. Short-term money-market investments increased by $780.1 million and mortgage-backed securities increased by $142.1 million, offset by a decrease of $29.7 million in agency and supranational institutions' debentures. The par value of private-label MBS was $1.6 billion at June 30, 2015, a decrease of $94.4 million from December 31, 2014, while the carrying value of private-label MBS was $1.0 billion at June 30, 2015, a decline of $42.5 million from December 31, 2014.

Investments in mortgage loans totaled $3.6 billion at June 30, 2015, an increase of $90.9 million from year-end 2014.

Mandatorily redeemable capital stock declined $241.3 million to $57.3 million as of June 30, 2015, from $298.6 million as of year-end 2014. This decrease was due to the Bank's repurchase of excess capital stock. GAAP capital at June 30, 2015, was $3.2 billion, an increase of $273.2 million from $2.9 billion at year-end 2014. Capital stock increased by $69.1 million due to the issuance of $98.7 million of capital stock partially offset by $29.5 million in capital stock repurchases. Total retained earnings grew to $1.1 billion, an increase of $162.2 million, or 18.0 percent, from December 31, 2014. Of this amount, restricted retained earnings totaled $173.4 million at June 30, 2015. Accumulated other comprehensive loss totaled $395.1 million at June 30, 2015, an improvement of $41.9 million, or 9.6 percent, from December 31, 2014.

The Bank was in compliance with all regulatory capital ratios at June 30, 2015, and in the most recent information available was classified “adequately capitalized” by its regulator, the Federal Housing Finance Agency, based on the Bank's financial information at March 31, 2015.

2015 Annual Stress Testing

On July 23, 2015, the Bank released the results of its 2015 Annual Stress Testing, as required by the Dodd-Frank Act and the FHFA. Results indicate that the Bank remains in compliance with all regulatory capital requirements throughout all 9 quarters of the stress testing period under the FHFA’s severely adverse scenario. These results are posted on the Bank’s website, and can be found at the following address: http://www.fhlbboston.com/aboutus/thebank/06_01_14_financial_reports.jsp

About the Bank

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to provide highly reliable wholesale funding and liquidity to its member financial institutions in New England. The Bank also develops and delivers competitively priced financial products, services, and expertise that support housing finance, community development, and economic growth, including programs targeted to lower-income households.

Federal Home Loan Bank of Boston Balance Sheet Highlights (Dollars in thousands) (Unaudited)

	6/30/2015	3/31/2015	12/31/2014
ASSETS
Advances	$34,105,443	$31,179,231	$33,482,074
Investments (2)	17,768,044	17,501,603	16,879,299
Mortgage loans held for portfolio, net	3,574,835	3,537,841	3,483,948
Other assets	1,001,543	847,168	1,261,356
Total assets	$56,449,865	$53,065,843	$55,106,677

LIABILITIES
Consolidated obligations, net	$52,048,022	$48,867,847	$50,815,382
Deposits	402,066	429,343	369,331
Mandatorily redeemable capital stock	57,268	57,281	298,599
Other liabilities	791,474	758,070	745,579

CAPITAL
Class B capital stock	2,482,244	2,440,386	2,413,114
Retained earnings - unrestricted	890,443	781,261	764,888
Retained earnings - restricted (3)	173,411	143,484	136,770
Total retained earnings	1,063,854	924,745	901,658
Accumulated other comprehensive loss	(395,063)	(411,829)	(436,986)
Total capital	3,151,035	2,953,302	2,877,786
Total liabilities and capital	$56,449,865	$53,065,843	$55,106,677

Total regulatory capital-to-assets ratio	6.4%	6.4%	6.6%
Ratio of market value of equity (MVE) to par value of capital stock (4)	136.8%	131.9%	129.3%

Income Statement Highlights (Dollars in thousands) (Unaudited)

	For the Three Months Ended			For the Six Months Ended
	6/30/2015	3/31/2015	6/30/2014	6/30/2015	6/30/2014

Total interest income	$141,508	$142,566	$136,812	$284,074	$273,513
Total interest expense	85,321	88,103	86,765	173,424	168,897
Net interest income	56,187	54,463	50,047	110,650	104,616
Net interest income after provision for credit losses	56,410	54,523	49,804	110,933	104,695
Net other-than-temporary impairment losses on investment securities recognized in income	(1,429)	(346)	(399)	(1,775)	(857)
Litigation settlements	134,690	23	159	134,713	4,469
Other (loss) income	(1,908)	(278)	1,900	(2,186)	582
Operating expense	19,168	14,286	14,309	33,454	29,169
Other expense	2,282	2,298	2,064	4,580	4,158
AHP assessment	16,678	3,767	3,778	20,445	8,184
Net income	$149,635	$33,571	$31,313	$183,206	$67,378

Performance Ratios: (5)
Return on average assets	1.11%	0.24%	0.24%	0.67%	0.27%
Return on average equity (6)	19.57%	4.67%	4.38%	12.35%	4.73%
Net interest spread	0.38%	0.36%	0.33%	0.37%	0.37%
Net interest margin	0.42%	0.40%	0.38%	0.41%	0.42%

(1)
Upon subsequent evaluation of a debt security when there is no additional other-than-temporary impairment, we adjust the accretable yield on a prospective basis if there is a significant increase in the security's expected cash flows. This adjusted yield is used to calculate the amount to be recognized into income over the remaining life of the security so as to match the amount and timing of future cash flows expected to be collected. Subsequent changes in estimated cash flows that are deemed significant will change the accretable yield on a prospective basis.

(2)	Investments include available-for-sale securities, held-to-maturity securities, trading securities, interest-bearing deposits, securities purchased under agreements to resell, and federal funds sold.

(3)
The Bank's capital plan and a joint capital enhancement agreement among all Federal Home Loan Banks require the Bank to allocate a certain percentage of quarterly net income to a restricted retained earnings account until a total required allocation is met. The allocation percentage is typically 20 percent of quarterly net income. Amounts in the restricted retained earnings account are unavailable to be paid as dividends. For additional information, see Item 5 — Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities in the Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 23, 2015 (the 2014 Annual Report).

(4)
MVE equals the difference between the theoretical market value of assets and the theoretical market value of liabilities, and the ratio of MVE to par value of Bank capital stock can be an indicator of future net income to the extent that it demonstrates the impact of prior interest-rate movements on the capacity of the current balance sheet to generate net interest income. However, this ratio does not always provide an accurate indication of future net income. Accordingly, investors should not place undue reliance on this ratio and are encouraged to read the Bank's discussion of MVE, including discussion of the limitations of MVE as a metric, in Item 7A — Quantitative and Qualitative Disclosures About Market Risk — Measurement of Market and Interest Rate Risk in the 2014 Annual Report.

(5)	Yields for quarterly periods are annualized.

(6)	Return on average equity is net income divided by the total of the average daily balance of outstanding Class B capital stock, accumulated other comprehensive loss, and total retained earnings.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release, including the unaudited balance sheet highlights and income statement highlights, uses forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and are based on the Bank's expectations as of the date hereof. The words “preliminary,” “expects,” “is likely,” “will,” and similar statements and their plural and negative forms are used in this notification to identify some, but not all, of such forward-looking statements. For example, statements about future declarations of dividends, repurchases of excess stock under the Excess Stock Management Program, and expectations for advances balances and mortgage-loan investments are forward-looking statements, among other forward-looking statements herein. The Bank cautions that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and other-than-temporary impairment of investment securities, in addition to instability in the credit and debt markets, economic conditions (including effects on, among other things, MBS), changes in interest rates, and prepayment speeds on mortgage assets. Accordingly, the Bank cautions that actual results could differ materially from those expressed or implied in these forward-looking statements or could impact the extent to which a particular objective, projection, estimate or prediction is realized and you are cautioned not to place undue reliance on such statements. The Bank does not undertake to update any forward-looking statement herein or that may be made from time to time on behalf of the Bank.

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